     As filed with the Securities and Exchange Commission on April 10, 2001
                                                   Registration No. 333-________

================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          INTROGEN THERAPEUTICS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                                        74-2704230
(STATE OR OTHER JURISDICTION OF          (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
INCORPORATION OR ORGANIZATION)

                         301 CONGRESS AVENUE, SUITE 1850
                               AUSTIN, TEXAS 78701
                                 (512) 708-9310
          (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
             AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 1995 STOCK PLAN
                             2000 STOCK OPTION PLAN
                            (FULL TITLE OF THE PLANS)

                                 DAVID G. NANCE
                             CHIEF EXECUTIVE OFFICER
                           INTROGEN THERAPEUTICS, INC.
                         301 CONGRESS AVENUE, SUITE 1850
                               AUSTIN, TEXAS 78701
                                 (512) 708-9310
      (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)

                                    Copy to:
                           CHRISTOPHER J. OZBURN, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                        8911 CAPITAL OF TEXAS HIGHWAY N.
                             WESTECH 360, SUITE 3350
                              AUSTIN, TX 78759-7247


                         CALCULATION OF REGISTRATION FEE


 ==================================================================================================================================
                                                                                PROPOSED            PROPOSED
                                                             AMOUNT             MAXIMUM             MAXIMUM           AMOUNT OF
                                                              TO BE             OFFERING           AGGREGATE        REGISTRATION
         TITLE OF SECURITIES TO BE REGISTERED              REGISTERED       PRICE PER SHARE      OFFERING PRICE          FEE
         -------------------------------------          ------------------ ------------------- ------------------- ----------------

 1995 Stock Plan Common Stock,                              2,400,758            $0.57             $1,368,432            $342
 $0.001 par value (1)

 2000 Stock Option Plan Common Stock,
 $0.001 par value (currently outstanding options)(2)          499,600            $4.71             $2,353,116            $588

 2000 Stock Option Plan Common Stock, $0.001 par            4,300,400            $3.63            $15,610,452          $3,903
 value (options available for future grant)(3)                                                                         ------

 TOTAL REGISTRATION FEES:                                                                                              $4,833
 ==================================================================================================================================


(1) The proposed maximum offering price per share has been computed in accordance with Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act") solely for the purpose of calculating the registration fee and is based upon the weighted average exercise price per share of approximately $0.57 as to 2,400,758 outstanding but unexercised options to purchase Common Stock under the 1995 Stock Plan.

(2) The proposed maximum offering price per share has been computed in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee and is based on the weighted average exercise price per share of approximately $4.71 as to 499,600 outstanding but unexercised options to purchase Common Stock under the 2000 Stock Option Plan.

(3) The proposed maximum offering price per share has been estimated in accordance with Rule 457(c) under the Securities Act as to the 4,300,400 shares of Common Stock authorized for issuance pursuant to the 2000 Stock Option Plan, solely for the purpose of calculating the registration fee. No options have been granted with respect to such shares. The computation is based upon the average of the high and low price of the Common Stock as reported on the Nasdaq National Market on April 6, 2001 because the price at which the options to be granted in the future may be exercised is not currently determinable.

                           INTROGEN THERAPEUTICS, INC.
                       REGISTRATION STATEMENT ON FORM S-8

                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission:

         (a) The description of the Registrant's Common Stock contained in the Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on September 8, 2000.

         (b) The Registrant's Prospectus, dated October 12, 2000, filed pursuant to Rule 424(b)(4) under the Securities Act on October 12, 2000.

         (c) The Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, filed pursuant to Section 13 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), on November 21, 2000.

         (d) The Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 2000, filed pursuant to Section 13 of the Exchange Act on February 14, 2001.

         (e)   The Registrant's Current Report on Form 8-K, filed pursuant to
               Section 13 of the Exchange Act on April 3, 2001.

         All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

             Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         As of the date hereof, investment partnerships and certain members of Wilson Sonsini Goodrich & Rosati, Professional Corporation, beneficially owned an aggregate of 46,480 shares of the Registrant's Common Stock.

Item 6.  Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors and any corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Registrant's certificate of incorporation and bylaws provide for indemnification of its directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The Registrant has also entered into agreements with its directors and executive officers that require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors and executive officers to the fullest extent permitted by Delaware law. The Registrant has also purchased directors and officers liability insurance, which provides coverage against certain liabilities, including liabilities under the Securities Act.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         The Exhibits listed on the accompanying Index to Exhibits are filed as part hereof, or incorporated by reference into, this Registration Statement. (See Index to Exhibits below)

Item 9.  Undertakings.

         A. The Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             B. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Introgen Therapeutics, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on April 10, 2001.



                                      INTROGEN THERAPEUTICS, INC.

                                      By: /s/ DAVID G. NANCE
                                         --------------------------------------
                                          David G. Nance
                                          Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David G. Nance and James W. Albrecht, Jr., and each of them, his attorneys-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT ON FORM S-8 HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


               Signature                                         Title                                    Date
               ---------                                         -----                                    ----


         /s/ David G. Nance
----------------------------------------  Chief Executive Officer and President (Principal
             David G. Nance               Executive Officer)                                         April 10, 2001

     /s/ James W. Albrecht, Jr.
----------------------------------------  Chief Financial Officer (Principal Financial and
         James W. Albrecht, Jr.           Accounting Officer)                                        April 10, 2001


     /s/ John N. Kapoor, Ph.D.
----------------------------------------  Chairman of the Board and Director                         April 10, 2001
         John N. Kapoor, Ph.D.

  /s/ William H. Cunningham, Ph.D.
----------------------------------------  Director                                                   April 10, 2001
      William H. Cunningham, Ph.D.

        /s/ Charles E. Long
----------------------------------------  Director                                                   April 10, 2001
            Charles E. Long

    /s/ Mahendra G. Shah, Ph.D.
----------------------------------------  Director                                                   April 10, 2001
        Mahendra G. Shah, Ph.D.

                           INTROGEN THERAPEUTICS, INC.

                       REGISTRATION STATEMENT ON FORM S-8

                                INDEX TO EXHIBITS



     EXHIBIT
       NO.          DESCRIPTION

       4.1(1)       1995 Stock Plan

       4.2(2)       2000 Stock Option Plan

       5.1 Opinion of counsel as to legality of securities being registered.

      23.1          Consent of Arthur Andersen LLP, Independent Public
                    Accountants.

      23.2          Consent of counsel (contained in Exhibit 5.1).

      24.1          Power of Attorney (see page II-7).

-----------------

         (1) Incorporated by reference to Exhibit 10.2 filed with Registrant's Registration Statement on Form S-1 (File No. 333-30582), as amended.

         (2) Incorporated by reference to Exhibit 10.3 filed with Registrant's Registration Statement on Form S-1 (File No. 333-30582), as amended.



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